Exhibit 4

FOR IMMEDIATE RELEASE

May 6, 2004

Contact Information:
Nissin Co,. Ltd.
Hitoshi Higaki
Managing Director and General Manager,
Operations Control Div.
Tel: (TOKYO) +81-3-3348-2424
E-mail: info-ir@nissin-f.co.jp

Announcement of Consumer Loan Transfer Agreement with ORIENT CREDIT Co., Ltd.

We announce hereby that an Agreement has been signed between Nissin Co., Ltd. (“Nissin”) and ORIENT CREDIT Co., Ltd. (“Orient”) (Head Office: Chiyoda-ku, Tokyo; President: Yoshifumi Nakano) on the transfer of consumer loans as follows.

1.	Reason for the transfer of consumer loans

Nissin has historically developed its business in providing financial services which address customer needs in the loan markets for both business owners and consumers. In order to achieve an even higher level of enterprise value or stakeholders’ value, Nissin has decided to transfer its unsecured and un-guaranteed consumer loans to Orient, and concentrate its managerial resources to the provision of business owner loans and Wide loans. Wide loans are loans to individuals with guarantors.

By seeking selectivity and focus in its business, Nissin intends to accelerate the implementation of its basic strategy of “Financial OEM” and aim to become a top non-bank in the market of credit provision to business owners.

2.	Detail of the transfer agreement

(1)	Transfer Amount

The amount is the balance of consumer loans outstanding as of May 31, 2004.

The total transfer price will be determined on May 31, 2004

The total price will be equivalent to the balance of these consumer loans

(2)	Schedule

The transfer schedule is planned as below:

May 6, 2004:	Board meeting on the Approval of Agreement Conclusion of the Agreement with Orient

May 31, 2004:	Determination of the Total Transfer Price

June 1, 2004:	Transfer Date Distribution of transfer notice

(Reference)

Overview of ORIENT CREDIT

Head Office:	1-6-3, Iwamoto-cho, Chiyoda-ku, Tokyo
Established:	November, 1971
Capital:	¥6,498 million
Business Outline:	Personal finance services

Number of Employees: 393
Number of Offices: 2

End of Document